Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Splinternet Holdings, Inc.

We hereby consent to the use in Amendment No. 2 to Form SB-2 our report dated May 5, 2006 on the consolidated financial statements of Splinternet Holdings, Inc. and Subsidiary as of December 31, 2005 and for each of the two years in the period ended December 31, 2005.

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

July 12, 2006